EXHIBIT 99.1

Bitstream Inc. Reports Third Quarter Results for 2006

The Company earned $953,000 of net income or $0.09 diluted net income per share for the quarter ended September 30, 2006 by achieving its highest quarterly revenue since becoming a publicly-traded company and increasing revenue by

35% as compared to the quarter ended September 30, 2005.

CAMBRIDGE, MA—(Business Wire)—November 7, 2006—Bitstream Inc. (Nasdaq: BITS) today reported that it increased total revenue by $1,322,000 or 35% to $5,153,000 for the three months ended September 30, 2006 as compared to $3,831,000 for the three months ended September 30, 2005. We generated an operating income of $851,000 for the three months ended September 30, 2006, an increase of $521,000 as compared to $330,000 for the three months ended September 30, 2005. Our net income for the three months ended September 30, 2006 increased $641,000 to $953,000 or $0.09 per diluted share as compared to net income of $312,000 for the three months ended September 30, 2005. The Company’s cash and cash equivalents at September 30, 2006 totaled $9,819,000, an increase of $1,881,000 from $7,938,000 at June 30, 2006 and an increase of $5,020,000 from $4,799,000 at September 30, 2005.

Income from operations for the quarter ended September 30, 2006 includes $83,000 in non-cash compensation expense associated with our adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payments, (“SFAS 123R”) which is effective for periods beginning January 1, 2006. We have adopted SFAS 123R on a modified prospective basis and thus periods prior to January 1, 2006 do not include stock-based compensation expense. We estimate our non-cash stock-based compensation expense on options outstanding as of September 30, 2006 will be approximately $286,000 for the year ending December 31, 2006.

“We are very pleased with our continued revenue growth, achieving 35% growth for the third quarter of 2006 as compared to third quarter of 2005 and surpassing the $5 million quarterly revenue mark for the first time since becoming a publicly-held company.” said Anna M. Chagnon, President and Chief Executive Officer. “We continue to improve our operating performance generating operating income of $851,000 for the quarter ended September 30, 2006, which increased operating income to $2,013,000 for the nine months ended September 30, 2006. Net income for the nine months ended September 30, 2006 was $2,604,000 and included other income recognized during our quarter ended June 30, 2006 of $464,000 in recovered legal fees and related expenses resulting from the payment to us by Monotype Imaging, Inc. and International Typeface Corporation for attorneys’ fees, expenses and costs awarded to Bitstream by the U.S. District Court for the Northern District of Illinois in connection with the TrueDoc lawsuit. Based on our continued focus on increasing revenue and managing operations we expect to enhance our operating performance and profitability during the remainder 2006.”

THIRD QUARTER 2006 HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

July 25, 2006 — Bitstream announced that it was selected as a winner in the 2006 American Inhouse Design Awards from Graphic Design USA, a national magazine for design professionals. The annual awards recognize the creative work of in-house designers. The winning direct mail piece was designed by Bitstream Creative Director Victoria Kapsambelis in Pageflex Studio, a layout and design application, and produced using Pageflex technology, a Bitstream product line for document customization and cross-media campaigns.

August 14, 2006 — Bitstream announced the release of version 3.0 of Bitstream PanoramaTM, a Major Upgrade to Its Leading Text Composition Engine for Small Embedded Systems that enables developers to compose and render text in any international language, including such complex scripts as Arabic, Hebrew, Indic, and Thai.

September 12, 2006 — Bitstream announced that it opened field trials to all mobile operators and device manufacturers interested in the company’s ThunderHawk Java™ Edition mobile browser. This mobile browser brings desktop experience to mass-market Java phones and will also support Moto Q™ phone, BlackBerry™ devices

October 12, 2006 — Bitstream announced that through its partnership with Canon USA, Inc. (NYSE:CAJ), that Bitstream’s Pageflex product brings Cross Media Variable Data Capabilities to the New Canon imagePRESS C7000VP using Pageflex Software and that Bitstream is one of the first to demonstrate Pageflex software for VDP and cross media marketing campaigns on this exciting new press.

October 12, 2006 — Bitstream announced a partnership with DirectSmile to offer marketers and print service providers integrated software for producing personalized images within customized documents.

October 12, 2006 — Bitstream Inc. and Deutsch Technologies GmbH announced an alliance that provides users of Bitstream’s Pageflex product line for variable publishing with integrated access to Deutsch Technologies’ DirecType® 2.0 image personalization software, offering High-Impact DirecType Image Personalization Software with Pageflex Variable Publishing Products

October 13, 2006 — Bitstream announced that it will provide Variable Data, Web-to-Print, and Cross Media Publishing Solutions to HP Indigo Customers

October 15, 2006 — Bitstream announced that Pageflex™ technology has been adopted by the packaging industry as their choice for the Web-based production and customization of product packaging. Over the past year, packagers have demanded a way to be able to accommodate for variations on their labels and cartons and to automate the production process. This demand comes as more and more packagers need to include labeling that accommodates for different languages, nutrition, and product information across a product line

October 15, 2006 — Bitstream announced that is has shipped the most robust variable data publishing solution available on the market today: Pageflex 5.0. This latest release from the Pageflex product line means that anyone involved with variable data publishing – from small printers producing stationery and business cards to high-volume shops running Web-to-print, 24x7 operations – can possess the functionality they need to produce a wide range of variable jobs, all from one application. Pageflex 5.0 replaces the company’s Mpower™ and .EDIT products and incorporates all of the capabilities of these server-based products into one modular application, and includes important new features designed to improve workflow, enhance design and document manipulation, and provide support for mission critical environments

October 16, 2006 — Bitstream and Software Marketing Associates, Inc., providers of the PRO-MAIL® System, announced the availability of an interface between the PRO-MAIL® Fulfillment Solution and Pageflex™ Storefront. With this interface commercial printers, fulfillment service bureaus and direct mailers can now offer their clients a seamless solution for placing Internet orders for pre-printed material and products, as well as customized print on demand products.

CONFERENCE CALL REMINDER

Today, November 7, 2006, at 4:30 p.m. EST, Bitstream will host a conference call with the financial community to discuss its results for the quarter ended September 30, 2006:

•	International Dial-in number: 1-703-639-1156

•	Domestic Dial-in number: 1-866-238-0637

Call into the conference number 5-10 minutes prior to the start time. An operator will check your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call number, please contact at Bitstream: (617) 497-6222.

A replay of the conference call will be available through November 17, 2006 (access code): 994012

•	International Replay number: 1-703-925-2533

•	Domestic Replay number: 1-888-266-2081

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, including, without limitation, market acceptance of the Company’s products, competition and the timely introduction of new products. Additional information concerning certain risks and uncertainties that would cause actual results to differ materially from those projected or suggested in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission, including Bitstream’s Annual Report on Form 10-K for the year ended December 31, 2005.

About Bitstream

Bitstream Inc. (NASDAQ: BITS) is a software development company that makes communications compelling. Bitstream enables customers worldwide to render high-quality text, browse the Web on wireless devices, select from the largest collection of fonts online, and customize documents over the Internet. Its core competencies include fonts and font technology, browsing technology, and publishing technology. For more information about Bitstream please visit www.bitstream.com.

Bitstream and MyFonts.com are registered trademarks, and Pageflex, the Bitstream logo and ThunderHawk are trademarks, of the Company. Other technologies and brand names are used for information only and remain trademarks or registered trademarks of their respective companies.

Bitstream Inc.

Consolidated Statements of Operations

(In Thousands, Except Per Share Data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenue:
Software license	$4,241	$3,213	$12,218	$9,209
Services	912	618	2,482	1,826

Total revenue	5,153	3,831	14,700	11,035

Cost of revenue:
Software license	1,544	1,053	4,420	3,139
Services	395	270	1,129	871

Total cost of revenue	1,939	1,323	5,549	4,010

Gross profit	3,214	2,508	9,151	7,025

Operating expenses:
Marketing and selling	769	742	2,372	2,183
Research and development	1,066	943	3,216	2,924
General and administrative	528	493	1,550	1,679

Total operating expenses	2,363	2,178	7,138	6,786

Operating profit	851	330	2,013	239

Other income and Expense:
Legal fee reimbursement	—	—	464	—
Interest income, net	93	14	154	40

Total other income and expense	93	14	618	40

Income before provision for income taxes	944	344	2,631	279
Provision for income taxes	(9)	32	27	33

Net income	$953	$312	$2,604	$246

Basic net earnings per share	$0.10	$0.04	$0.29	$0.03

Diluted net earnings per share	$0.09	$0.03	$0.25	$0.03

Basic weighted average shares outstanding	9,158	8,676	8,978	8,655

Diluted weighted average shares outstanding	10,575	9,640	10,547	9,478

Bitstream Inc.

Consolidated Balance Sheets

(In Thousands)

(unaudited)

	September 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$9,819	$5,464
Accounts receivable, net	1,747	1,663
Prepaid expenses and other current assets	354	341

Total current assets	11,920	7,468

Property and equipment, net	318	315

Other assets:
Restricted cash	200	200
Goodwill	727	727
Intangible assets	100	125

Total other assets	1,027	1,052

Total assets	$13,265	$8,835

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,021	$664
Accrued expenses	855	1,191
Deferred revenue	1,450	1,085

Total current liabilities	3,326	2,940

Long-term liabilities	190	194

Total liabilities	3,516	3,134

Total stockholders’ equity	9,749	5,701

Total liabilities and stockholders’ equity	$13,265	$8,835

Contact:

Anna M. Chagnon, President and Chief Executive Officer

Bitstream Inc.

(617) 520-8619

achagnon@bitstream.com

or

James P. Dore, Vice President and Chief Financial Officer

Bitstream Inc.

(617) 520-8377

jdore@bitstream.com